                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
                                                   Expires:  December 31, 1997
                                                   Estimated average burden
                                                   hours per response... 14.90
                                                   ---------------------------




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----


                         Neurocrine Biosciences, Inc.
       _________________________________________________________________
                               (Name of Issuer)


                                 Common Stock
       _________________________________________________________________
                        (Title of Class of Securities)


                                  006412 5C 1
       _________________________________________________________________

                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)




                              Page 1 of 17 Pages
                      Exhibit Index Contained on Page 14

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G               PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Kleiner Perkins Caufield & Byers VI, L.P., a
        California Limited Partnership ("KPCB VI")
        94-3157816

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,075,353
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,075,353
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,075,353

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        KPCB VI Associates, L.P., a California Limited
        Partnership ("KPCB VI Associates") 94-3158010

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             - 0 -

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,075,353

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 3 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Brook H. Byers

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            10,844

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
     OWNED BY             Byers is a general partner of KPCB VI Asso-ciates. Mr.
                          Byers disclaims beneficial ownership of shares held
       EACH               directly by KPCB VI. The Brook H. Byers Trust owns
                          2,469 shares, beneficial ownership of which Mr.Byers
    REPORTING             disclaims.

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          10,844

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,075,353 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Byers is a general partner of KPCB VI Asso-ciates. Mr. Byers disclaims beneficial ownership of shares held directly by KPCB VI. The Brook H. Byers Trust owns 2,469 shares, beneficial ownership of which Mr.Byers disclaims.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,088,666

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 4 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Vinod Khosla

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,155

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI, and 4,489
                          shares held indirectly through the Vinod & Neeru
     OWNED BY             Khosla Trust. KPCB VI Associates is the general
                          partner of KPCB VI. Mr. Khosla is a general partner of
       EACH               KPCB VI Associates. Mr. Khosla disclaims beneficial
                          ownership of shares held directly by KPCB VI and the
    REPORTING             Vinod & Neeru Khosla Trust.

      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                          4,155

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 1,075,353 shares directly held by KPCB VI, and 4,489 shares held indirectly through the Vinod & Neeru Khosla Trust. KPCB VI Associates is the general partner of KPCB VI. Mr. Khosla is a general partner of KPCB VI Associates. Mr. Khosla disclaims beneficial ownership of shares held directly by KPCB VI and the Vinod & Neeru Khosla Trust.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,083,997

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 5 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        E. Floyd Kvamme

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            6,653

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
     OWNED BY             Kvamme is a general partner of KPCB VI Associates. Mr.
                          Kvamme disclaims beneficial ownership of shares held
       EACH               directly by KPCB VI.

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          6,653
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr. Kvamme is a general partner of KPCB VI Associates. Mr. Kvamme disclaims beneficial ownership of shares held directly by KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,082,006

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 6 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        L. John Doerr

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            15,325

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
     OWNED BY             Doerr is a general partner of KPCB VI Associates. Mr.
                          Doerr disclaims beneficial ownership of shares held
       EACH               directly by KPCB VI.

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          15,325
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr. Doerr is a general partner of KPCB VI Associates. Mr. Doerr disclaims beneficial ownership of shares held directly by KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,090,678

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 7 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Joseph S. Lacob

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            8,966

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
     OWNED BY             Lacob is a general partner of KPCB VI Associates. Mr.
                          Lacob disclaims beneficial ownership of shares held
       EACH               directly by KPCB VI.

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          8,966
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr. Lacob is a general partner of KPCB VI Associates. Mr. Lacob disclaims beneficial ownership of shares held directly by KPCB VI.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,084,319

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 8 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                  13G                PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Bernard Lacroute

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            8,964

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
     OWNED BY             Lacroute is a general partner of KPCB VI Associates.
                          Mr. Lacroute disclaims beneficial ownership of shares
       EACH               held directly by KPCB VI.

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          8,964
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr. Lacroute is a general partner of KPCB VI Associates. Mr. Lacroute disclaims beneficial ownership of shares held directly by KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,084,317

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 9 of 17 pages

-----------------------                                  ---------------------
  CUSIP NO. 00064125C1                   13G                PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        James P. Lally

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,807

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
                          Lally is a general partner of KPCB VI Associates. Mr.
                          Lally disclaims beneficial ownership of shares held
                          directly by KPCB VI.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,807

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,075,353 shares directly held by KPCB VI. KPCB VI
                          Associates is the general partner of KPCB VI. Mr.
                          Lally is a general partner of KPCB VI Associates. Mr.
                          Lally disclaims beneficial ownership of shares held directly by KPCB VI.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,088,160

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 10 of 17 pages

ITEM 1(A).   NAME OF ISSUER.
             --------------
          Neurocrine Biosciences, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
            -----------------------------------------------
          3050 Science Park Road
          San Diego, California 92121

ITEM 2(A)-(C).   NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                 -----------------------------------------------
                    This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

                    KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of the shares of Common Stock of Neurocrine Biosciences, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VI, and KPCB VI Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ---------------------------------------------
                    Common Stock
                    CUSIP # 006412 5C 1

ITEM 3.  Not Applicable.
         --------------

ITEM 4.  OWNERSHIP.
         ---------
          See Rows 5-11 of the cover pages hereto.


                              Page 11 of 17 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------
          Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Neurocrine Biosciences, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------
          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------
          Not applicable.


                              Page 12 of 17 pages

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                     A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                     Michael S. Curry
                                     Attorney-in-Fact


                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                     A General Partner

                              Page 13 of 17 pages

                                 EXHIBIT INDEX
                                 -------------


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16








                              Page 14 of 17 pages

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,075,353 Shares of Common Stock of Neurocrine Biosciences, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as are reported therein.


Date:  February 13, 1997

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                     A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                     A General Partner

                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                     A General Partner


                              Page 15 of 17 pages

                                   EXHIBIT B
                                   ---------

                              General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.  (a)  Brook H. Byers
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

2.  (a)  Vinod Khosla
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

3.  (a)  E. Floyd Kvamme
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

4.  (a)  L. John Doerr
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

5.  (a)  Joseph Lacob
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen




                              Page 16 of 17 pages

                                                                   Page 17 of 17

6.  (a)  Bernard Lacroute
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen

7.  (a)  James P. Lally
    (b)  c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA  94025
    (c)  United States Citizen



                              Page 17 of 17 pages

                                       17